    As filed with the Securities and Exchange Commission on April 29, 2002
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          iNLiTE COMPUTERS INCORPORATED
                 (Name of Small Business Issuer in its charter)

                                                            98-0371107
         DELAWARE                      5045            ______________________
      (State or Other           (Primary Standard        (I.R.S. Employer
      Jurisdiction of               Industrial          Identification No.)
     Incorporation or          Classification Code
       Organization)                 Number)

                   UNIT 17, THE ARENA, RALEIGH COURT, CRAWLEY
                       WEST SUSSEX RH102PD UNITED KINGDOM
                               011 44 1293 526 060

              (Address and telephone number of principal executive
                    offices and principal place of business)

                                  KEVIN O'BRIEN
                                    PRESIDENT
                          iNLiTE COMPUTERS INCORPORATED
                   UNIT 17, THE ARENA, RALEIGH COURT, CRAWLEY
                       WEST SUSSEX RH102PD, UNITED KINGDOM
                               011 44 1293 526 060
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                              PAUL J. POLLOCK, ESQ.
                                PIPER RUDNICK LLP
                           1251 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10020
                                 (212) 835-6000
                             FAX NO.: (212) 835-6001

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X] ___________

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ___________

                         CALCULATION OF REGISTRATION FEE

  Title of Each Class of                   Amount        Proposed          Proposed        Amount of
     Securities to be                      to be         Maximum           Maximum       Registration
        Registered                       Registered   Offering Price      Aggregate        Fee (1)
                                                        Per Share       Offering Price
Common Stock, par value $.001 per share   2,500,000       $0.31             $775,000        $72.00


(1) The registration fee has been calculated pursuant to Rule 457(c) under the securities act as follows: 2,500,000 multiplied by $.3125, which is the average of the most recent sales prices (rounded to the nearest cent) for shares of our common stock issued in private offerings.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                iNLiTE COMPUTERS
                                  INCORPORATED
                           2,500,000 SHARES OF COMMON
                                      STOCK


      This prospectus relates to the sale of up to an aggregate of 2,500,000 shares of our common stock which may be offered for sale from time to time by the selling stockholders listed on page 27.

      There is currently no public market for our common stock.

      WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN INLITE AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.


                                    PER SHARE    TOTAL
      PUBLIC OFFERING PRICE:          $0.31     $775,000

      THE SELLING SHAREHOLDERS WILL SELL AT A PRICE OF $0.31 PER SHARE UNTIL OUR SHARES ARE QUOTED ON THE OTC BULLETIN BOARD AND THEREAFTER AT PREVAILING MARKET PRICES OR PRIVATELY NEGOTIATED PRICES.


                              SUBJECT TO COMPLETION


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS APRIL 29, 2002.

                                TABLE OF CONTENTS

                                                                            PAGE


   PROSPECTUS SUMMARY........................................................1

   RISK FACTORS..............................................................4

   FORWARD-LOOKING STATEMENTS................................................8

   USE OF PROCEEDS...........................................................8

   MARKET FOR COMMON EQUITY AND
   DIVIDEND POLICY...........................................................9

   CAPITALIZATION SCHEDULE..................................................10

   MANAGEMENT'S DISCUSSION AND
   ANALYSIS.................................................................11

   DESCRIPTION OF BUSINESS..................................................15

   MANAGEMENT...............................................................22

   EXECUTIVE COMPENSATION...................................................23

   DISCLOSURE OF COMMISSION
   POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES...........................................23

   CERTAIN RELATIONSHIPS AND
   RELATED TRANSACTIONS.....................................................24

   SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND
   MANAGEMENT...............................................................25

   DESCRIPTION OF SECURITIES................................................26

   SHARES ELIGIBLE FOR FUTURE SALE..........................................26

   SELLING STOCKHOLDERS.....................................................27

   PLAN OF DISTRIBUTION.....................................................28

   LEGAL MATTERS............................................................29

   EXPERTS..................................................................29

   WHERE YOU CAN GET MORE
   INFORMATION..............................................................29


      UNTIL _________, 2002 (90 DAYS FOLLOWING THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


      You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

iNLiTE COMPUTERS, INCORPORATED

         We are a single-source provider of information technology ("IT") products, services and support to blue chip and mid-sized companies, colleges, universities and primary schools, located in the United Kingdom. We are authorized to resell IT products of industry-leading manufacturers, including Toshiba, Hewlett-Packard, Compaq, Fujitsu and Intel, including personal computers, servers, networking equipment and applications software. We also provide related IT services including network consulting, workstation support and temporary IT staffing services.

      We have successfully developed our own range of computer hardware and related products, which are marketed under the iNLiTE name. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. iNLiTE products are now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.

      Our primary business objective is to become a leading single-source provider of high-quality IT products, services and support in our target markets. To this end, we intend: (i) to leverage our complementary businesses by combining the expertise of our technical personnel with our strong product procurement capabilities; (ii) develop and expand our iNLiTE name product offerings; (iii) expand our anti-virus product offerings; and (iv) to broaden our IT service offerings in order to provide additional sales opportunities with new and existing clients.

      We believe that we compete with our competitors by providing a single-source solution for our customers' IT products and services needs and by providing a wide range of high-quality services to the management information systems departments and end-users of our corporate and educational clients. We also believe that we distinguish ourselves from our competition on the basis of technical expertise, competitive pricing, vendor alliances, direct sales strategy and customer service orientation.

CORPORATE BACKGROUND

      Our operating subsidiary, Copy Data Limited, was organized in 1995 under the laws of England and Wales. Effective January 8, 2002, we changed the name of our operating subsidiary to iNLiTE Computers Limited. Our principal executive offices are located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom. Our telephone number is (011) 44 1293 526 060 and our facsimile number is (011) 44 1293 528 222.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares.

RISK FACTORS

      An investment in the securities involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" beginning on page 4, as well as other information provided in this prospectus.

                                  THE OFFERING

Shares offered by the selling stockholders...   2,500,000 shares of common
                                                stock.

Shares outstanding prior to offering            9,000,000

Shares to be outstanding following offering     9,000,000

Offering Price                                  $0.31.  The selling
                                                shareholders will sell at a
                                                price of $0.31 per share until
                                                our shares are quoted on the OTC
                                                Bulletin Board and thereafter at
                                                prevailing market prices or
                                                privately negotiated prices.

Dividend policy..............................   We intend to retain any
                                                earnings to finance the
                                                development and growth of our
                                                business.  Accordingly, we do
                                                not anticipate that we will
                                                declare any cash dividends on
                                                our common stock for the
                                                foreseeable future.  See
                                                "Market For Common Equity and
                                                Dividend Policy" on page 9.

                          SUMMARY FINANCIAL INFORMATION

      The following summary financial information is taken from our Financial Statements included elsewhere in this prospectus and should be read along with the Financial Statements and the related Notes.


INCOME STATEMENT DATA:

                                               Years ended                         Nine Months
                                                                                Ended November 30,
                                         February 28,   February 29,         2001               2000
                                            2001          2000
Net Sales ........................  $ 7,170,906         $ 5,215,575        $ 6,229,310         $ 5,715,818

Operating Expenses ...............      702,340             584,533            809,464             495,456

Interest Expense .................       67,120              23,073             32,790              50,384

Net Income (Loss) ................      (69,787)             34,609           (124,567)            (18,965)

Basic and Diluted Net Income
   (Loss) per Share of
   Common Stock ..................  $     (0.01)        $      0.01        $     (0.02)        $      0.00

Average Number of shares .........    6,551,500           6,551,500          7,566,515           6,551,500


BALANCE SHEET DATA:

                                     February 28, 2001            November 30, 2001
                                                            Actual          As Adjusted

Total Assets ....................     $ 1,924,401         $ 2,220,513        $ 2,140,497

Cash ............................             328              51,187             51,187

Total Liabilities ...............       2,016,184           1,888,044          1,978,028

Working Capital (Deficiency) ....        (276,011)            115,079            (54,921)

Stockholders' Equity (Deficiency)         (91,783)            332,469            162,469

                                  RISK FACTORS

         The securities we are offering involve a high degree of risk, including, the risks described below. You should carefully consider the following risk factors that affect our business and this offering before investing in the securities.


OUR HISTORY OF OPERATING LOSSES

         We incurred net losses of $69,787 for the year ended February 28, 2001, and $124,567 for the nine months ended November 30, 2001, resulting in an accumulated deficit of $226,665 for at November 30, 2001. We expect to continue operating at a net loss through our fiscal year ending February 28, 2002, as we incur costs related to sales and marketing, product development and administrative expenses.


WE WILL NEED ADDITIONAL FINANCING IN ORDER TO FULLY IMPLEMENT OUR BUSINESS PLAN

         In 2001, we raised $250,000 in equity and received capital contributions totaling $250,000 from our President, Kevin O'Brien which has been used to operate our business. In order to grow our business we need to hire additional sales and marketing staff, invest in product development, information technology enhancement and acquisitions. The revenues we have generated to date will not be sufficient to fund our growth plans and we need additional financing in order to do so. If we do not obtain additional financing we will have to delay or abandon our growth objectives.


THERE IS NO MARKET FOR OUR COMMON STOCK

         There is no trading market for our common stock although we intend to seek a market maker to sponsor an application to have our shares quoted on the OTC Bulletin Board. If we are not successful in having our shares included on the OTC Bulletin Board, our shares will not be readily marketable. Even if we are successful in our application, there can be no assurance that an active trading market will develop. If no market develops, it may be difficult or impossible for you to resell your shares if you should desire to do so.


COMPETITION

         Our markets are highly competitive. Our competitive position depends upon a number of factors including the price, quality and performance of our products, the level of customer service, and our ability to penetrate our targeted markets. Within our target markets we encounter direct competition from established IT products and service providers. In the corporate market our competitors are established re-sellers of branded computer hardware and products such as CCD, Compel, and Elcom. In the education market our competitors are computer hardware and related product providers RM, Viglen and Elonex. We believe our ability to compete successfully against existing competitors will depend largely upon our ability to execute our strategy to provide quality products and superior value added services such as network management and complete procurement and implementation of IT resources. There can be no assurance that we will be able to implement this strategy successfully.

WE FACE COMPETITION FROM ESTABLISHED COMPETITORS

         Our primary competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition, including CCD, Compel, Elcom, RM, Viglen and Elonex. Some of our competitors have longer operating histories and greater overall resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations than we do.


WE MAY FACE CONTINUING PRESSURE TO REDUCE PRICES, WHICH COULD NEGATIVELY AFFECT OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

         As the market for IT products has matured, price competition has intensified and is likely to continue to intensify. Our gross profits, margins and results of operations could be adversely affected by such continued product pricing pressure.


BECAUSE WE HAVE NON-EXCLUSIVE RELATIONSHIPS WITH OUR HARDWARE AND COMPONENT SUPPLIERS, OUR COMPETITORS MAY BE ABLE TO OBTAIN ARRANGEMENTS SIMILAR TO OURS

         Our existing relationships with the companies that supply a significant portion of our hardware and components are non-exclusive. All of these suppliers may establish or have established relationships with our competitors. Our competitors may be able to obtain similar or more competitive arrangements with our suppliers, our business and growth prospects could suffer.


WE RELY ON CONTINUED AUTHORIZATION TO RESELL AND PROVIDE MANUFACTURER AUTHORIZED SERVICES

         Our future success in both sales of brand name products and related service offerings depends on maintaining our status as an approved reseller of such brand name products and our continued authorization as a service provider with respect to those products. We maintain sales and service authorizations for the brand name products of industry leading manufacturers including Compaq and Hewlett-Packard. Without such sales and service authorizations, we would be unable to provide the range of products and services we currently offer. The sale of Hewlett-Packard and Compaq products accounted for 12% of our total revenue for the year ended February 28, 2001. There can be no assurance that the manufacturers and distributors of the products we resell will continue to authorize us to resell and service those products. The loss of one or more such authorizations could have a material adverse effect on our business and results of operations.


OUR INABILITY TO PROVIDE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE OF OUR DEPENDENCE ON HARDWARE AND COMPONENTS FROM KEY SOLE SUPPLIERS COULD RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS AND COULD HARM OUR REVENUES

         The hardware, components and equipment used in our products are obtained from sole sources of supply. If our sole source suppliers or we fail to obtain components in sufficient quantities when required, delivery of our products could be delayed resulting in decreased revenues. Additional sole-sourced components may be incorporated into our equipment in the future. We do not have any supply contracts to ensure sources of supply. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results.


WE DEPEND ON THIRD PARTY MANUFACTURERS AND ANY DISRUPTION IN THEIR MANUFACTURE OF COMPUTER HARDWARE AND OUR SYSTEM COMPONENTS WOULD HARM OUR OPERATING RESULTS

         All of the computer hardware and system components for our private label products are provided by our suppliers. The efficient operation of our business will depend, in large part, on our ability to have our suppliers continue to manufacture our system components in a timely, cost-effective manner and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and cause us to lose customers.


WE OPERATE OUR BUSINESS ON THE BASIS OF PURCHASE ORDERS

         We buy our equipment and primarily sell our products and services on the basis of purchase orders. As a result, our suppliers and customers do not have any obligation to continue doing business with us and could stop doing business with us at any time. Many of our customers initially make a limited purchase of our products and services for pilot programs. Although the sale of the equipment and services for the pilot programs are final with no right of return, these customers are under no obligation to purchase additional products or services from us.


WE DEPEND UPON THIRD-PARTY DISTRIBUTION RELATIONSHIPS

         We are not a distributor of the computer hardware and related products we resell and use in our products. We rely on the distribution arrangements of our suppliers with the manufacturers of the hardware, components and software we resell and use in our products. Our suppliers may not be able to increase their number of distribution relationships in the future, maintain existing relationships or obtain rights to new product offerings. Currently, our suppliers act as distributors of computer hardware and related products for various vendors, including:

-    Compaq
-    Hewlett Packard
-    Toshiba
-    Fujitsu
-    Intel
-    QDI
-    Kingston

These manufacturers have distribution arrangements with a variety of suppliers and as a result, we cannot guarantee that our suppliers will continue to receive the volume of products that we need at all times. Periodically, our suppliers' distribution arrangements must be renegotiated in order to continue distributing each vendor's products at competitive prices. As a result, we cannot be certain that any supplier with whom we do business will elect to continue their relationship with us in the future on substantially the same terms and conditions. We believe that an interruption, or substantial changes in the distribution relationships of our suppliers could have a negative effect on our business, operating results and/or financial condition.


WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS

         If we fail to generate repeat and expanded business from our current customers, our business and operating results would be harmed. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional products or services from us. Because the total amount of revenue we receive in any period depends in large part on the products we previously sold, any downturn in our sale of products would negatively impact our future revenues.


WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR OVER A THIRD OF OUR REVENUES

         The results of our operations are attributable to a limited number of sales. During the year ended February 28, 2001, Gehis Ltd. and Moss Pharmacy accounted for approximately 35% of our revenues. The loss or deferral of one or more significant sales or failure to collect on a significant accounts receivable from any of these customers could cause substantial fluctuations in our results of operations.


WE HAVE NOT YET ACHIEVED FULL MARKET ACCEPTANCE OF OUR PRODUCTS

         Although we market our products throughout the United Kingdom, we cannot assure you that our products will achieve a significant degree of market acceptance in our geographic markets, and that acceptance, if achieved, will be sustained for any significant period. Failure of our products to achieve or sustain market acceptance could have an adverse effect on our business, financial condition and results of operations.


BECAUSE THE ADOPTION CYCLE FOR OUR PRODUCTS AND SERVICES BY OUR CUSTOMERS WHO BUY OUR PRODUCTS AND SERVICES MAY BE LONG, OUR STOCK PRICE COULD DECLINE IF REVENUES ARE DELAYED

         We cannot predict the rate of adoption by educational institutions and business customers of our products and services or the price they may be willing to pay for our products and services in the future. This may cause a delay in revenue realization and negatively affect our operating performance. Also, fluctuations in our operating performance are exacerbated by the length of time between our first contact with a potential customer and the first revenue from sales of products and/or services to such customer. If our operating performance does not meet investor expectations as a result of these delays, the value of your investment may decline.


OUR NEW PRODUCT AND SERVICE OFFERINGS MAY NOT BE SUCCESSFUL

         During 1997, we begin offering new products and services including the iNLite computer products and network management services. These products and services remain in an early stage of marketing and customer acceptance. Because we have limited experience in the development, marketing, implementation and deployment of the new product and service offerings, we cannot be certain we will successfully market and provide these new offerings in a timely and profitable manner.


DEPENDENCE UPON CURRENT KEY PERSONNEL FOR OUR SUCCESS

         If any officers or the following key personnel cease employment with us before we find qualified replacements, it might have a significant negative impact on our operations and overall business. Our success is dependent upon the personal efforts and abilities of our executive officers, including Richard Hands, Chief Financial Officer and Kevin O'Brien, President.


WE ARE SUBJECT TO RISK FROM EXCHANGE RATE FLUCTUATIONS.

         Our transactions with suppliers and customers are effected in pounds sterling, iNLiTE's functional currency. Our financial statements, included herein, are reported in U.S. dollars. As a result, fluctuations in the U.S. dollars to pounds sterling exchange rate may effect the reported financial results of iNLiTE from one period to the next. iNLiTE does not actively manage its exposure to such effects.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Description of Business" are forward-looking. We generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future performance could differ significantly from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ significantly from our expectations include matters not yet known to us or not currently considered significant by us. Actual results may differ significantly from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."


                                 USE OF PROCEEDS

         The common stock is being sold by the selling stockholders for their own account and we will not receive any of the proceeds of this offering.

         Expenses we are expected to incur in connection with this registration are estimated at approximately $170,000. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.

                  MARKET FOR COMMON EQUITY AND DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

         There is currently no public market for our common stock.


"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR COMMON STOCK.

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

         For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the secondary market.

                             CAPITALIZATION SCHEDULE

The following table details the capitalization of iNLiTE as of November 30, 2001:


                                                             Actual         As Adjusted
                                                           ---------         ---------
Short-term debt                                            $ 810,239         $ 810,239
                                                           ---------         ---------

Long-term debt                                                 7,469             7,469

Stockholders' equity:

Preferred stock; $.001 par value; 1,000,000 shares
     authorized; zero shares issued and outstanding               --                --

Common stock; $.001 par value; 50,000,000 shares
     authorized; 9,000,000 shares issued and
     outstanding                                               9,000             9,000

Additional paid-in capital                                   553,552           383,552

Accumulated deficit                                         (226,665)         (226,665)

Accumulated other comprehensive loss                          (3,418)           (3,418)
                                                           ---------         ---------
Total stockholders' equity                                   332,469           162,469
                                                           ---------         ---------
     Total capitalization                                  $ 339,938         $ 169,938
                                                           =========         =========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of INLITE's results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

         Background and Overview

         We are a single-source provider of IT products, services and support to blue-chip and mid-sized companies, colleges, universities and primary schools located in the United Kingdom. We were formed in 1995 as an authorized reseller of computer hardware and software products, and since 1997 we also have been developing our private label line of computer hardware and offering related IT services. To date, most of our net sales have been derived from the resale of brand name IT products however we have been increasing our emphasis upon the sale of iNLiTE products. For the years ended February 28, 2001 and February 29, 2000, resales of brand name IT products were 69.5% and 79.4%, respectively, of total revenue and sales of iNLiTE products were 30.5% and 20.6% respectively, of total revenue.

         We have arrangements with a variety of IT product aggregators including NorthAmber Plc, Ideal Hardware and Hugh Symmonds IT through which we acquire most of our IT products for resale. These arrangements give us access to an extensive range and number of products. In general, we order IT products, including personal computers, servers, networking equipment, and applications software from such suppliers on an as-needed basis, thereby reducing our need to carry large inventories. For the year ended February 28, 2001, we acquired approximately 36% of our products for resale from NorthAmber Plc.

         In general, there are no ongoing written commitments by customers to purchase products from us and all product sales are made on a purchase order basis. Furthermore, as the market for brand name IT products has matured, price competition has intensified and is likely to continue to intensify. Our gross profits, margins and results of operations could be adversely affected by such continued product pricing pressure, a significant reduction in product purchase orders from our customers, or a disruption in our sources of product supply.

         We offer network consulting (including systems integration), workstation support, training and temporary IT staffing services. Services and support revenue is recognized as such services are performed. Our network consulting, workstation support and installation services are billed on a time and materials basis. Our training and IT staffing services are fee-based on a per-day basis. Generally, our service arrangements with customers may be terminated by such customers with limited advance notice and without significant penalty. The most significant cost relating to the services component of our business is personnel expenses which consist of salaries, benefits and payroll-related expenses. Thus, the financial performance of our service business is based primarily upon billing margins (billable day rates less the costs to us of such service personnel on a daily basis) and utilization rates (billable day rates divided by paid days). The future success of the services component of our business will depend in large part upon our ability to maintain high utilization rates at profitable billing margins.

         Our cost of sales include primarily, in the case of product sales, the cost to us of products acquired for resale, and in the case of services and support revenue, salaries, benefits and payroll related expenses for billable technical personnel. Our selling expenses consist primarily of personnel costs, including sales commissions earned by employees involved in the sales of IT products, services and support. These personnel include direct sales, sales support and marketing personnel. Sales commissions are recorded as revenue is recognized. General and administrative expenses consist of all other operating expenses, including primarily salaries and occupancy costs for administrative, executive and finance personnel.

         We believe that our ability to provide a broad range of technical services, coupled with our strength in satisfying our clients' IT product requirements and our long-term relationships with large clients, positions us to continue to grow the services component of our business while further strengthening our product sales. As such, we anticipate that an increasing percentage of our gross profits in the future will be derived from the services and support component of our business. However, in the near term, we believe that product sales will continue to generate a significantly larger percentage of our gross profit, particularly due to our increased emphasis on marketing of our iNLiTE range of computer hardware.


  RESULTS OF OPERATIONS - YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

         REVENUE

         Revenues are generated from sales of computer equipment, maintenance, technical and consulting services. Total revenues for the years ended February 28, 2001 and February 29, 2000 were $7,170,906 and $5,215,575, respectively, representing an increase of $1,955,331 or 37.5%. The increase in revenue resulted primarily from an increase in sales of the iNLiTE range of computer products to customers in the education market. In fiscal 2001, as compared to fiscal 2000, we sold an additional 2,200 units of iNLiTE computer products, resulting in approximately $1,112,000 of additional revenue. The added revenue was generated primarily from customers in the education market, sales to whom accounted for 32.5% of total sales for the year ended February 28, 2001 as compared to 16.3% of total sales for the year ended February 29, 2000.

         COST OF GOODS SOLD

         Cost of goods sold consists primarily of the purchase of components and complete products for resale, and the payroll cost of personnel directly involved in the assembly and installation of the products. Costs of goods sold for the year ended February 28, 2001 was $6,487,486 or 90.5% of revenues, as compared to $4,562,864 or 87.5% of revenues for the year ended February 29, 2000. The percentage increase in costs of goods sold was a direct result of discounting iNLiTE product prices for promotional purposes and purchasing inefficiencies, which management believes it has taken appropriate steps to reduce.

         OPERATING EXPENSES

         Operating expenses for the years ended February 28, 2001 and February 29, 2000 were $702,340 or 9.8% of sales and $584,533 or 11.2% of sales, respectively. The increase in operating expenses was a direct result of recruiting and hiring new sales and administrative staff.

         RESULTS OF OPERATIONS - NINE MONTHS ENDED NOVEMBER 30, 2001 AND 2000

         REVENUE

         Total revenues for the nine months ended November 30, 2001 and November 30, 2000 were $6,229,310 and $5,715,818, respectively, representing an increase of $513,492 or 9.0%. The increase in revenue resulted primarily from the increase of sales of our iNLiTE name computer products to existing customers in both the corporate and education markets as well as the expansion of our customer base. iNLiTE name computer products sales increased by 67.8% to 3,800 units for the nine month period ended November 30, 2001, as compared to 2,500 units for the nine month period ended November 30, 2000, resulting in approximately $1,033,000 of additional revenue. The increase in total revenues for the nine month period ended November 30, 2001 as compared to the nine month period ended November 30, 2000, was also attributable to the successful introduction of specialist software, mainly anti-virus applications, into the corporate market which resulted in sales of approximately $535,000 (8.6% of total revenue). As a deliberate strategy, we are reducing our offering of third party hardware so that sales of these products declined from $4,040,000 (70.7% of total revenue) in 2000 to $2,927,000 (47.0% of total revenue) in 2001. Revenue from services totaled $57,719 or .9% of total revenue for the nine month period ended November 30, 2001.

         COST OF GOODS SOLD

         Costs of goods sold for the nine months ended November 30, 2001 and November 30, 2000 were $5,530,519 or 88.8% of revenues and $5,191,315 or 90.8%
of revenues, respectively, representing a decrease of 2%. The decrease in costs of good sold was the result of a more favorable product mix, i.e. sales of anti-virus applications, which have considerably higher margins than those obtainable on hardware sales, and improved purchasing efficiencies.

         OPERATING EXPENSES

         Operating expenses for the nine month period ended November 30, 2001 were $809,464 or 13.0% of revenues as compared to $495,456 or 8.7% of revenues for the nine month period ended November 30, 2000. The increase in operating expenses was a direct result of added sales and marketing staff and a finance director as well as increased administrative costs. In addition, during 2001, employees and consultants received $56,000 in stock-based compensation and services.

LIQUIDITY AND CAPITAL RESOURCES

         Our operations have been financed primarily through bank borrowings, accounts receivable factoring, private offerings of our common stock in 2001 for which we received net proceeds of $250,000 and capital contributions totaling $250,000 from our President, Kevin O'Brien.

         Net cash used in operations for the for the nine months ended November 30, 2001 was $85,317 compared to $119,901 for the nine months ended November 30, 2000. Net cash used in operations for the nine months ended November 30, 2001 reflects a net loss of $124,567 and an increase in accounts receivable of $299,041 offset by a decrease in inventory of $162,148 and an increase in accrued expenses and other current liabilities of $98,794. Net cash used in operations for the nine months ended November 30, 2000 reflects a net loss of $18,965 and an increase in inventory of $200,064 offset by an increase in accounts payable of $144,392.

         At November 30, 2001, we have a line of credit agreement with National Westminster Bank Plc of approximately $214,000. Under the terms of the agreement, we pay interest at 2.25% above the base rate (6.25% at November 30, 2001) on all amounts up to $214,000 and 4.25% above the base rate (8.25% at November 30, 2001) on all permitted borrowings greater than $214,000. These borrowings are guaranteed by Kevin o'Brien, our principal stockholder and executive officer (limited to approximately $71,000) and Eric o'Brien, a member of the Board of Directors and stockholder (limited to approximately $228,000).

         At November 30, 2001, we have a factoring agreement with GLE Finance Limited for a line of credit of approximately $1,071,000, which expires in June 2002. The borrowings are based on a percentage of eligible accounts receivable. Under the terms of the agreement, we pay interest at 2.25% above the base rate (6.25% at November 30, 2001). Borrowings under the line are secured by all of our assets and are guaranteed by Kevin o'Brien our principal stockholder and executive officer (limited to approximately $214,000).

         At November 30, 2001 we had bank borrowings of $210,443 and working capital of $115,079. We anticipate we will increase our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

         As of November 30, 2001 our principal commitment is an obligation of approximately $684,000 in future lease payments for our warehouse and office space under a non-cancelable operating lease with Eric o'Brien, a member of the Board of Directors and stockholder.

         Due to the expansion of our customer base and the roll-out of new products and services, we anticipate requiring additional cash to support the anticipated growth in accounts receivable and inventory. We also expect our operating expenses to increase as we aggressively seek to increase our sales and technical personnel along with a concomitant expansion in our office and warehouse space and continue development of the iNLiTE range of computer products. We are considering a variety of funding alternatives including the issuance of equity securities.

         Adequate funds may not be available when needed or not be available on terms favorable to us. If we are unable to secure sufficient funding, we may be unable to develop or enhance our products and services, take advantage of business opportunities, respond to competitive pressures or grow our business as we hope. This could have a negative effect on our business, financial condition and results of operations.

                             DESCRIPTION OF BUSINESS

         Overview

         We are a single-source provider of IT products, services and support to mid-sized companies, colleges, universities and primary schools located primarily in the United Kingdom. We were formed in 1995 as an authorized reseller of computer hardware and software products, and since 1997 have been developing our private label brand of computer hardware and offering related IT services. To date, most of our net sales have been derived from resale of brand name IT product sales. For the year ended February 28, 2001, resales of brand name products were 69.5% of total revenue and sales of iNLiTE name products were 30.5% of total revenue.

         Industry Background

         Many organizations have become increasingly dependent on the use of IT as a competitive tool in today's business and education environments. The need to access and distribute data on a real-time basis throughout an organization and between organizations has led to the rapid growth in network computing infrastructures, which connect numerous and geographically dispersed end users via local and wide area networks. This growth has been driven by the emergence of industry standard hardware, software and communications tools, as well as the significant improvement in the performance, capacity and utility of such network-based equipment and applications.

         The acquisition, deployment and implementation of computer networks has, however, become increasingly complex for large organizations due to rapid and continual change in IT. Organizations must determine: (i) the type of PC platform, computer peripherals, and software applications to purchase among a vast array of product offerings; (ii) the optimal design of the network, allowing for both the integration of new systems and the upgrade of and migration from existing systems; and (iii) the level of ongoing support required by the network and end users. As organizations rely more heavily on IT as a key component of their operations and as end users demand the latest technologies, management information systems departments must continually adapt to rapid change and the increasing complexity of designing, implementing and maintaining networks and related applications.

         As a result of the rapid changes in the IT products market and the risks associated with large capital expenditures, organizations increasingly rely on companies which offer and have knowledge of a wide variety of networking products and the ability to perform related technical services in a cost-effective manner. Such organizations increasingly require MIS personnel with diverse technology skill sets in order to effectively adapt to such constant change. As a result, the costs of hiring, maintaining and continually educating an MIS department have grown significantly as demand for qualified personnel has intensified. These factors have motivated organizations to focus their resources on their core businesses and seek the expertise of independent providers of IT products and services.

         Strategy

         We believe that by working with a single-source provider of IT products, services and support, organizations will be able to adapt more quickly to technological changes and reduce their overall IT costs. Those companies which provide a broad range of product and service offerings, including network consulting, workstation support, training, installation and IT staffing services, as well as the ability to work as integral members of their clients' internal management information system teams, should be well positioned to capitalize on the anticipated growth of the IT products and services industry.

         Our primary business objective is to become a leading single-source provider of high-quality IT products, services and support in our target markets. To this end, we intend to pursue the following strategies.

         Expand Offerings of iNLiTE Products

         We have successfully developed our own range of computer hardware, which is marketed under the iNLiTE brand. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. The iNLiTE brand is now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.

         Leverage Complementary Businesses

         We intend to continue to combine the expertise of our technical personnel with our strong product procurement capabilities to provide comprehensive IT solutions to mid-sized companies, and educational institutional. Since our inception, we have operated as an authorized reseller of IT equipment from leading manufacturers. We have established alliances with major manufacturers of computer hardware and software so that we may provide our customers with competitive pricing, ready product availability and value-added services such as product configuration, testing, warehousing and delivery. We have also developed related IT services and currently offer network consulting, workstation support, training and temporary IT staffing services. We believe that our ability to provide a broad range of technical services, coupled with our traditional strength in satisfying our clients' hardware requirements, enables us to strengthen long-term relationships with our existing clients and affords cross-selling opportunities with new and existing clients.

         Vendor Relationships and Procurement

         During fiscal 2001, iNLiTE had relationships with a variety of distributors of brand name IT products. We were a reseller of selected product lines and single components from major manufacturers, including Toshiba, Hewlett-Packard, Compaq, Fujitsu, Intel, QDI and Kingston.

         Competition

         The markets for our products and services are characterized by intense competition. We believe that the principal competitive factors in the market for IT products and services include price, customer service, breadth of product and service offerings, product availability, technical expertise, the availability of skilled technical personnel, adherence to industry standards, financial stability and reputation. Our competitors include established computer product manufacturers, distributors, computer resellers, systems integrators and IT service providers.

Many of our current and potential competitors have longer operating histories and financial, sales, marketing, technical and other resources substantially greater than those of iNLiTE. As a result, our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than iNLiTE to the development and sales of IT products and the provision of IT services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors or our customers, offer new or improved products and services to our customers or increase their efforts to gain and retain market share through competitive pricing. As the market for IT products has matured, price competition has intensified and is likely to continue to intensify and has resulted in continued industry-wide downward pricing pressure. In addition, competition for quality technical personnel has continued to intensify, resulting in increased personnel costs for many IT service providers. We believe there are low barriers to entry into our markets which enable new competitors to offer competing products and services.

         We believe that we compete with our competitors by providing a single-sourced solution for our customers' IT products and services needs and by providing a wider range of high quality services to the management information system departments and end users of our clients. We also believe that we distinguish ourselves from our competition on the basis of our technical expertise, competitive pricing, vendor alliances, direct sales strategy and customer service orientation. Based on the level of our recurring business with many of our large customers, we believe that we compare favorably to many of our competitors with respect to the principal competitive factors set forth above.

         PRODUCTS

         Resale

         We are a reseller of IT products of leading hardware manufacturers and software developers. Such products include personal computers, servers, networking equipment and applications software. Through established vendor alliances with major aggregators of computer hardware and software, we provide our customers with competitive pricing and value-added services such as product configuration, testing, warehousing and delivery. We resell products of industry-leading manufacturers of computer hardware, software and networking equipment. Such manufacturers include:

            Toshiba
            Compaq
            Hewlett-Packard
            Intel
            Fujitsu

         In addition, our product configuration and testing services allow us to customize orders to the needs of customers, thereby ensuring quality control by minimizing the possibility of delivering defective or improperly configured equipment. This is accomplished by our ability to provide uniform and consistent configuration and loading of network and system applications.

         iNLiTE COMPUTERS

         We have successfully developed our own range of computer hardware, which is marketed under the iNLiTE brand. iNLiTE products are designed specifically for workstation and server platforms and can be customized to meet specific customer requirements. The range of systems is assembled from brand name quality components which return a high level of reliability and durability. The iNLiTE brand is now recognized within our target markets having developed an impressive track record with a number of nationwide educational and corporate organizations.

         We have been encouraged by the success of the iNLiTE products and are actively promoting these products both with established and new customers with the intention of making it the highest growth sector within our company. For the nine month period ended November 30, 2001, 43.5% of our revenue was derived from iNLiTE sales figure which was 30.5% at February 2001 with over 3600 units being supplied on a yearly basis.

         The production process of iNLiTE hardware includes rigorous quality testing leading to minimal returns and failure rate. On-going product development ensures that iNLiTE products provide the most up to date and current technology. Component changes are carefully assessed and only implemented if there is reliability, cost effectiveness and adequate product lifecycle.

         Anti-Virus

         We are an authorized reseller of anti-virus applications for Network Associates International, a leading vendor worldwide of anti-virus products that provides us access to margin healthy products and a unique selling cycle.

         Anti-Virus software is deployed to networks to safeguard against virus infection. As a result of increased electronic traffic being channeled through intranets and the internet, virus infections can infect a high number of networks within a very short time. The main route of infection has moved from media to e-mail which because of the speed of infection requires proactive decisions concerning the latest anti-virus inoculate software available. Close contact with our vendor provides our staff with the highest quality of product knowledge and sales training.

         The market for anti-virus products is rapidly changing and requires up to date products to satisfy customers' needs for inoculate and quarantined anti-virus applications to protect networks. Virus applications are sold on the basis of 2 year renewable licenses with the vendor, thereby offering a 24 month selling cycle after which time the customer must review and renew to ensure network security.

         Network Management Services

         A total turnkey solution mainly aimed at the education sector. The principle elements offered are the supply, installation and configuration of network systems together with on site and remote hardware support contracts. ISP, bundling of ranger networked management and administration software is also provided. The broad range of essential facilities for MIS within education included within the overall package are:

      1. Overview Network Management Services - designed to deliver a complete range of installation, configuration and management facilities targeted at easing the set-up of new MIS facilities and ongoing network management for our clients in the education sector. We analyze the specific requirements of each customer and provide a host of modular services that are designed to work in conjunction with the client's existing MIS resources.

      2. Ranger for Networks - a security and administration system that enables the customer to run a secure, manageable and cost effective network without compromising network performance or security.

      Unlike restrictive security shells which impair the usability of the Windows interface, Ranger allows a machine to be secured against unauthorized changes while still maintaining the full "look and feel" of Windows. Network management and monitoring tools provide live views of user, machine and network activity, which combined with Ranger's remote control, activity logging, quota management, account management and network analysis tools give the control needed to effectively administer networks of all sizes. Ranger is designed to run on Windows NT, 2000 and Novell networks.

      3. Remote Diagnostics/Net Support Manager- enables connection to the customer's LAN via remote connectivity thus enabling the Overview Network Management Team to delivery a remote service which includes diagnosing faults, assisting with the preventative diagnosis systems and walking the customer through faults diagnostics and fix procedures. Net Support Manager actively corrects software and system administration issues and offers a direct window into hardware faults.

      4. Ranger Remote Control allows teachers and support staff to display their PC's screen on any or all of their students' PC screens without the need for expensive video splitters or additional cabling. Teachers can view and control students' screens remotely and project either their own or someone else's screen around a room for interactive demonstrations. By allowing teachers to monitor, interact with and assist students remotely, networks can be used for whole-class teaching to interactively assist in the delivery, control and assessment of ICT curriculum.

      5. On-site Hardware Support - We provide the customer 3 years support packages covering both personal computer and server platforms. As part of this package, we are committed to delivering a proactive next business day solution and ensuring that our customers have access to a level of support reducing system down time to a minimum.

      Network Management Services is a move forward for the company which is continually seeking to add value and continued service rather than the simple supply and installation of hardware units. We believe the sale of network managing services provides us access to improved margins and we have targeted the education sector as an area of maximum growth.

      Technical Service and Support

      We have developed an experienced and competent technical team and are able to offer service and support for all of our products. There is increasing demand for general IT resources, training and recruitment of skilled technicians. With increasing frequency we are asked to supply temporary contract staff to support customer's own internal resources and assist with peak installation and support requirements. We believe this valuable service gives us a competitive edge and will become a profitable additional source of income with significant margins. The intention is to further expand the technical team ensuring a continued high quality of service.

      Value Added Service

      The core `value-added service' offered by iNLiTE covers the reconfiguration of hardware which enables immediate implementation of systems upon arrival and installation. Value added services are comprised of a host of services including asset registry, support, systems drive imaging, software registration, delivery and installation.


SUPPLIERS RELATIONSHIPS AND MANUFACTURING

      Our major component, hardware and technology suppliers are listed below:

            NorthAmber Plc
            KMS
            Ideal Hardware
            Hugh Symmonds IT


SALES AND MARKETING

      We currently focus our sales and marketing efforts on mid-sized corporations and educational institutions in our target markets through our marketing staff. We believe that our sales and support personnel provide effective account penetration and management, enhanced communications and long-term relationships with our existing clients. To date, we have focused our sales and marketing efforts on blue chip and mid-sized companies as well as educational institutions located in the United Kingdom. Given the concentration of corporations and educational institutions in such region, we do not anticipate the need to expand the geographic scope of our sales and marketing efforts outside of our traditional sales area in the near future.

      Our marketing staff is responsible for coordinating the various sales and technical personnel that may be required in soliciting a particular project. Our marketing efforts include the creation and production of brochures, telemarketing, direct mail programs, new business marketing, comprehensive website detailing the range of products and services, targeted advertising campaign using appropriate trade journals, educational papers, etc., attendance at major trade exhibitions, traditional face to face approaches by the experienced sales team, strategies, and sales presentation materials for prospects. We are recently added a database to our website gives our customers the ability to purchase our products and services online.


CUSTOMERS

      During 2001, we had approximately 170 customers that purchased products from us or utilized our technical services. Our major customers include:

            Gehis Ltd. (Lloyds Chemists)

            Moss Pharmacy (Uni-Chem)

            Vosper ThornyCroft

            Fleet Support Ltd

            Vision Express

            Wymondham College

            Bridgewater College

            Richard Huish College

            Harrow College

            Homerton College

            Coleg Gwent

            East Birmingham College


GOVERNMENT REGULATION

      We have not been materially impacted by existing government regulation and are not aware of any potential government regulation that would materially effect our operations.


CORPORATE HISTORY

      We incorporated in the State of Delaware on August 7, 2001 and acquired our operating subsidiary, CopyData Limited, effective on August 9, 2001. CopyData Limited was formed and commenced operations on September 25, 1995. Effective January 8, 2002, we changed the name of CopyData Limited to iNLiTE Computers Limited.


EMPLOYEES

      We have 15 full-time employees. Of these, 2 are in management, 6 are in sales/ marketing, 3 are in administration and 4 are in production/technical services.


PROPERTIES

      Our headquarters are located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 3200 square feet of leased space under a lease that ends in April 30, 2018. Annual lease rent under the lease is approximately $42,000.

      Our administrative offices are located at Unit 15, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 1800 square feet of space which we lease on a quarter to quarter basis. Quarterly lease rent is approximately $6,400.

      We have additional storage facilities located at Unit 19, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, where we occupy approximately 600 square feet of space which we lease on a month to month basis. Monthly rent is approximately $300.

      We believe the space occupied by our staff is adequate for our current needs.


                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

      Our directors, executive officers and other significant employees and their ages and positions are as follows:


Name of Individual  Age   Position with company and subsidiaries

Eric O'Brien        66    Director and Chairman of the Board
Kevin O'Brien       36    Director and President
Richard Hands       62    Director, Secretary and Treasurer



       ERIC O'BRIEN has been Chairman of the Board and a director of iNLiTE since its formation in August 2001. From 1975 to 1997, Mr. O'Brien was the principal owner and officer of Tristar Cars and Tristar Coach line, a VIP transport business serving airline and corporate customers that was founded by Mr. O'Brien. Under Mr. O'Brien's guidance, Tristar grew from a $380,000 per year business with a fleet of 5 vehicles to a $19,000,000 with more than 300 company-owned vehicles. Mr. O'Brien sold a controlling interest in Tristar to a syndicate of businessmen headed by Charles Dunstan in 1997. Mr. O'Brien has served as a consultant to our operating subsidiary iNLiTE Computers Limited.

       KEVIN O'BRIEN has been President and a director of iNLiTE since its formation in August 2001. Mr. O'Brien has served as Chief Executive Officer to our operating subsidiary iNLiTE Computers Limited since September 1995.

       RICHARD HANDS has been Secretary and Treasurer of iNLiTE since November 2001. From May 1998 to October 2001, Mr. Hands served as a Senior Business Advisor under the Business Link program of Sussex Enterprise in which capacity he provided advice to a variety of small business enterprises. From August 1992 to October 1996, Mr. Hands was Group Managing Director for the AGI Group, a manufacturer of electronic equipment for the defense industry.

       The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors. Eric O'Brien, who serves as a director and our Chairman of the Board is the father of Kevin O'Brien, a director, and our President and Chief Executive Officer of iNLiTE.

DIRECTOR COMPENSATION

      We have no established compensation arrangements with our directors but directors may be reimbursed for their reasonable expenses incurred in connection with the attendance at board and committee meetings.


                             EXECUTIVE COMPENSATION

      The following table details information for iNLiTE for each of the fiscal years ended February 28, 2001, 2000 and 1999 concerning compensation of:

     - all individuals serving as our chief executive officer during the fiscal years ended February 28, 2001, 2000 and 1999; and

     - each other executive officer or key employee whose total annual salary and bonus exceeded $100,000 for the fiscal years ended February 28, 2001, 2000 and 1999:


SUMMARY COMPENSATION TABLE

                                                                    Other Annual
                                       Annual Compensation         Compensation
                                            Salary      Bonus
Name and Principal Position        Year       ($)         ($)          ($)
Kevin O'Brien, President and       2001     $52,000        $0        $7500*
   Chief Executive Officer         2000     $57,000        $0        $5000**
                                   1999     $56,000        $0           $0

* Includes health insurance premium of $1,000 and $6500 for lease of a vehicle.
** Includes health insurance premium of $1,000 and $4000 for lease of a vehicle.


EMPLOYMENT AGREEMENTS

      We have not entered into any employment agreements.

      STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options during the fiscal year ended February 2001.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


INDEMNIFICATION

      Our Certificate of Incorporation and Bylaws provide that none of our directors shall have any personal liability to iNLiTE or its stockholders for breach of fiduciary duty as a director, except:

          - for any breach of the director's duty of loyalty to iNLiTE or its stockholders;

          - for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

          -    under Section 174 of the Delaware General Corporation Law; or

          - for any transaction from which the director obtained an improper personal benefit.

      As a result of this provision, iNLiTE and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

      Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

      To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We currently lease office and warehouse space located at Unit 17, The Arena, Raleigh Court, Crawley, West Sussex RH102PD, United Kingdom, under a Lease between Eric O'Brien and iNLiTE Computers Limited, relating to Unit R17, Raleigh Court, Priestly Way, Crawley, West Sussex, dated May 1, 1997. The lease terminates on April 30, 2018. Annual rent under the lease is approximately $42,000. As of November 30, 2001, our principal commitment is our obligation under the lease for approximately $684,000 in future lease payments for our warehouse and office space. Eric O'Brien, the Lessor under the lease, serves as our Chairman of the Board and is Kevin O'Brien's father. Kevin O'Brien is our President, Chief Executive Officer and a member of the Board of Directors. Payments under the Lease for years ended

February 28, 2001 and February 29, 2000 were approximately $28,000 and $31,000, respectively.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table details certain information regarding ownership of our common stock as of April 22, 2002, and as adjusted to reflect the sale of the shares offered by each person known by us to own beneficially more than 5% of the outstanding common stock, by each person who is a director of the company, by each person listed in the Summary Compensation Table above and by all directors and officers of the company as a group.

      The information contained in the table was provided by the persons listed. The calculations are based on 9,000,000 shares of common stock outstanding on April 22, 2002.


                                               Percent of Shares Beneficially Owned
                                               --------------------------------------
                                                                  After Offering
                             Number of Shares     Before       if all Shares Offered
   Name and Address         Beneficially Owned   Offering       are Purchased

Kevin O'Brien                  6,051,500          67.2%             67.2%
c/o iNLiTE Computers
Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

Eric O'Brien                     150,000           1.7%            1.7%
c/o iNLiTE Computers
Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

Richard Hands                          0           0%               0%
c/o iNLiTE Computers
Incorporated
Unit 17
The Arena
Raleigh Court
West Sussex RH102PD
United Kingdom

All Directors and Executive    6,201,500          68.9%             68.9%
Officers as a Group (3
persons)

                            DESCRIPTION OF SECURITIES

      iNLiTE is currently authorized to issue 50,000,000 shares of common stock, of which 9,000,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding.


COMMON STOCK

      Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At our annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights of holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.


PREFERRED STOCK

      The Certificate of Incorporation of iNLiTE authorizes the issuance of 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding, and we have no plans to issue a new series of preferred stock. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.


TRANSFER AGENT

       iNLiTE's transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.


                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of common stock in the open market may adversely affect the market price of our common stock. We have 9,000,000 shares of common stock outstanding. Of the shares of common stock outstanding, the 2,500,000 shares offered hereby will be available for immediate sale in the public market as of the date of this prospectus, except that any shares acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally may be resold in the public market only in compliance with the provisions of Rule 144 other than the holding period required by Rule 144. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold unless they are either registered under the Securities Act or an exemption from registration is available, or they are sold in compliance with Rule 144.

      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a controlling person, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of iNLiTE's common stock or the average weekly trading volume in the common stock during the preceding four weeks. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell those shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.


                              SELLING STOCKHOLDERS

      The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. The selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 9,000,000 shares of our common stock outstanding as of April 22, 2002.

                               SHARES            NUMBER OF            SHARES
                           OWNED PRIOR TO       SHARES WHICH       OWNED AFTER
                            THE OFFERING       MAY BE SOLD IN      THE OFFERING
                       ---------------------   --------------  --------------------
NAME                     NUMBER      PERCENT   THIS OFFERING   NUMBER      PERCENT
-----------------      ---------    ---------  --------------  ------      --------
Colin Frazer            200,000       2.22%       200,000         0           0
Robert Manning          200,000       2.22%       200,000         0           0
Richard Jones           200,000       2.22%       200,000         0           0
Ian Coupland            200,000       2.22%       200,000         0           0
Philip Drazen           200,000       2.22%       200,000         0           0
Ian Brill               200,000       2.22%       200,000         0           0
Stephen Jackson         200,000       2.22%       200,000         0           0
Nigel Manning           200,000       2.22%       200,000         0           0
Gillian Barrow          200,000       2.22%       200,000         0           0

                               SHARES            NUMBER OF            SHARES
                           OWNED PRIOR TO       SHARES WHICH       OWNED AFTER
                            THE OFFERING       MAY BE SOLD IN      THE OFFERING
                       ---------------------   --------------  --------------------
NAME                     NUMBER      PERCENT   THIS OFFERING   NUMBER      PERCENT
-----------------      ---------    ---------  --------------  ------      --------
Geraldine Levine        200,000       2.22%       200,000         0           0
Susan Marshall          200,000       2.22%       200,000         0           0
Acrobat Ltd.            300,000       3.33%       300,000         0           0


                              PLAN OF DISTRIBUTION

      The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their shares of common stock at various times in negotiated transactions or otherwise, or on any securities exchange where our common stock may be listed in the future.

      The offering price for the shares has been determined by management without the input of the selling stockholders and their representatives. The selling shareholders will sell at a price of $0.31 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

      The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for which they acted as agents or to whom they sold the shares as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

      The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

      iNLiTE has agreed to pay all fees and expenses in connection with preparing and filing this prospectus and the registration statement of which the prospectus forms a part. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

      iNLiTE has agreed to protect from liability the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will protect iNLiTE against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to protect from liability any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus and other legal matters relating to this offering will be passed on by Piper Rudnick LLP, New York, New York.


                                     EXPERTS

      Our financial statements at February 28, 2001 and for the years ended February 28, 2001 and February 29, 2000 appearing in this prospectus and in the registration statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                       WHERE YOU CAN GET MORE INFORMATION

      This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                        c/o iNLiTE Computers Incorporated
                                     Unit 17
                                    The Arena
                                  Raleigh Court
                               West Sussex RH102PD
                                 UNITED KINGDOM
                               011 44 1293 526 060
                               Attn: Kevin O'Brien

      Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by iNLiTE are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY


                                      Index

                                                                         Page

Independent Auditor's Report                                              F-1

Consolidated Balance Sheets as of February 28, 2001 and
November 30, 2001 (Unaudited)                                             F-2

Consolidated Statements of Operations and Comprehensive
Income (Loss) for the Years Ended February 28, 2001 and February 29,
2000 and for the Nine Months Ended November 30, 2001 and 2000
(Unaudited)                                                               F-3

Consolidated Statements of Stockholders' Equity
(Deficiency) for the Years Ended February 28, 2001 and February 29,
2000 and for the Nine Months Ended November 30, 2001 (Unaudited)          F-4

Consolidated Statements of Cash Flows for the Years Ended February
 28, 2001 and February 29, 2000 and for the Nine
   Months Ended November 30, 2001 and 2000 (Unaudited)                    F-5

Notes to Consolidated Financial Statements                                F-7

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
iNLiTE Computers Incorporated and Subsidiary


       We have audited the accompanying consolidated balance sheet of iNLiTE Computers Incorporated and Subsidiary as of February 28, 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency) and cash flows for the years ended February 28, 2001 and February 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iNLiTE Computers Incorporated and Subsidiary as of February 28, 2001 and the results of their operations and their cash flows for the years ended February 28, 2001 and February 29, 2000, in conformity with accounting principles generally accepted in the United States of America.



                                          /s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
July 24, 2001, except for
   Note 11, as to which the
   date is August 9, 2001
                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                           Consolidated Balance Sheets

                                 ASSETS (Note 5)

                                                          February 28,        November 30,
                                                               2001               2001
                                                          -----------         -----------
                                                                               (Unaudited)
Current assets:
   Cash                                                   $       328         $    51,187
   Accounts receivable, net of allowance
     for doubtful accounts of approximately $11,000         1,196,212           1,481,994
   Inventory                                                  518,187             350,296
   Deferred offering costs                                         --              80,016
   Prepaid expenses and other current assets                    9,966              32,161
                                                          -----------         -----------
           Total current assets                             1,724,693           1,995,654

Property and equipment, net (Notes 3 and 6)                   164,656             171,271

Other assets:
   Deferred tax asset (Note 8)                                 24,759              43,409
   Other                                                       10,293              10,179
                                                          -----------         -----------
           Total other assets                                  35,052              53,588
                                                          -----------         -----------
                                                          $ 1,924,401         $ 2,220,513
                                                          ===========         ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
   Note payable - bank (Note 4)                           $   222,974         $   210,443
   Due to factor (Note 5)                                     827,668             587,472
   Current portion of capital lease
    obligations (Note 6)                                       14,541              12,324
   Accounts payable                                           822,715             847,510
   Due to stockholder (Note 7)                                 34,018              37,199
   Accrued expenses and other current liabilities              78,788             185,627
                                                          -----------         -----------
           Total current liabilities                        2,000,704           1,880,575

Capital lease obligations (Note 6)                             15,480               7,469

Commitments (Note 10)

Stockholders' equity (deficiency):
  Preferred stock - $.001 par value:
     1,000,000 shares authorized; none issued and
     outstanding                                                   --                  --
   Common stock - $.001 par value (Note 11):
     50,000,000 shares authorized; 6,551,500 and
        9,000,000 shares issued and outstanding at
        February 28, 2001 and November 30, 2001,
        respectively                                            6,552               9,000
   Additional paid-in capital (Note 11)                            --             553,552
   Accumulated deficit                                       (102,098)           (226,665)
   Accumulated other comprehensive income (loss)                3,763              (3,418)
                                                          -----------         -----------
           Total stockholders' equity (deficiency)            (91,783)            332,469
                                                          -----------         -----------
                                                          $ 1,924,401         $ 2,220,513
                                                          ===========         ===========


                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
      Consolidated Statements of Operations and Comprehensive Income (Loss)


                                                            Year Ended                        Nine Months Ended
                                                --------------------------------                  November 30,
                                                 February 28,        February 29,       --------------------------------
                                                    2001                2000                2001                2000
                                                -------------      -------------        -------------       ------------
                                                                                        (Unaudited)         (Unaudited)
Net sales (Note 9):
     Products                                   $ 7,170,906         $ 5,215,575         $ 6,171,591         $ 5,715,818
     Services                                            --                  --              57,719                  --
                                                -------------      -------------        -------------       ------------
                  Total net sales                 7,170,906           5,215,575           6,229,310           5,715,818

Cost of goods sold                                6,487,486           4,562,864           5,530,519           5,191,315
                                                -------------      -------------        -------------       ------------
Gross profit                                        683,420             652,711             698,791             524,503

Operating expenses                                  702,340             584,533             809,464             495,456
                                                -------------      -------------        -------------       ------------
Operating income (loss)                             (18,920)             68,178            (110,673)             29,047

Other expenses:
     Loss on disposition of property and
         equipment                                    2,809               1,042                 135               2,809
     Interest expense                                67,120              23,073              32,790              50,384
                                                -------------      -------------        -------------       ------------
             Total other expenses                    69,929              24,115              32,925              53,193
                                                -------------      -------------        -------------       ------------
Income (loss) before provision for
     (benefit from) income taxes                    (88,849)             44,063            (143,598)            (24,146)

Provision for (benefit from) income
     taxes (Note 8)                                 (19,062)              9,454             (19,031)             (5,181)
                                                -------------      -------------        -------------       ------------
Net income (loss)                                   (69,787)             34,609            (124,567)            (18,965)

Other comprehensive income (loss):
     Cumulative translation adjustment                4,818              (1,055)             (7,181)              3,875
                                                -------------      -------------        -------------       ------------
Comprehensive income (loss)                     $   (64,969)        $    33,554         $  (131,748)        $   (15,090)
                                                ===========        ============         =============       ===========
Basic and diluted net income (loss)
     per common share attributable to
     common stockholders (Note 11)                  $ .(01)         $       .01              $ .(02)        $        --
                                                ===========        ============         =============       ===========
Weighted average number of shares
     outstanding (Note 11)                        6,551,500           6,551,500           7,566,515           6,551,500
                                                ===========        ============         =============       ===========


                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
          Consolidated Statements of Stockholders' Equity (Deficiency)



                                                                                                        Accumulated
                                                     Common Stock          Additional                       Other      Stockholders'
                                             ---------------------------     Paid-In      Accumulated   Comprehensive      Equity
                                                Shares         Amount        Capital        Deficit      Income (Loss)  (Deficiency)
                                             ------------      ---------   -----------    -----------   --------------  ------------
Balance, March 1, 1999                        6,551,500        $   6,552    $      --     $ (66,920)     $      --       $ (60,368)
Net income                                           --               --           --        34,609             --          34,609
Cumulative translation adjustment                    --               --           --            --         (1,055)         (1,055)
                                             ------------      ---------   -----------    -----------   --------------  ------------
Balance, February 29, 2000                    6,551,500            6,552           --       (32,311)        (1,055)        (26,814)
Net loss                                             --               --           --       (69,787)            --         (69,787)
Cumulative translation adjustment                    --               --           --            --          4,818           4,818
                                             ------------      ---------   -----------    -----------   --------------  ------------
Balance, February 28, 2001                    6,551,500            6,552           --      (102,098)         3,763         (91,783)
Issuance of Common Stock on August 9,
2001 for cash (at $.125 per share)            2,000,000            2,000      248,000            --             --         250,000

Issuance of Common Stock on August 9,
2001 for compensation and services (at
$1.25 per share)                                448,500              448       55,552            --             --          56,000

Shareholder contributions                            --               --      250,000            --             --         250,000
Net loss                                             --               --           --      (124,567)            --        (124,567)
Cumulative translation adjustment                    --               --           --            --         (7,181)         (7,181)
                                             ------------      ---------   -----------    -----------   --------------  ------------
Balance, November 30, 2001 (Unaudited)        9,000,000        $   9,000    $ 553,552     $(226,665)     $  (3,418)      $ 332,469
                                             ============      =========   ===========    ===========   ==============  ============



                             See accompanying notes.

                  iNLiTE COMPUTERS INCORPORATED AND SUBSIDIARY
                      Consolidated Statements of Cash Flows

                                                                 Year Ended                     Nine Months Ended
                                                       -----------------------------               November 30,
                                                       February 28,      February 29,      -----------------------------
                                                          2001             2000                2001              2000
                                                       ------------     ------------       ------------     ------------
                                                                                           (Unaudited)       (Unaudited)
Cash flows from operating activities:
     Net income (loss)                                  $ (69,787)        $  34,609         $(124,567)        $ (18,965)
     Adjustments to reconcile net income (loss)
       to net cash used in operating activities:
         Stock-based compensation and services                 --                --            56,000                --
         Depreciation and amortization                     33,290            24,784            28,636            19,102
         Loss on disposition of property and
           equipment                                        2,809             1,042               135             2,809
         Deferred taxes                                   (19,062)            9,454           (19,031)           (5,181)
         Change in assets and liabilities:
             Accounts receivable                         (485,467)         (297,429)         (299,041)          (18,621)
             Inventory                                   (222,730)         (239,717)          162,148          (200,064)
             Prepaid expenses and other current
                assets                                     (9,142)           10,821           (22,305)           (4,521)
             Other assets                                  (2,960)           (2,521)               --                --
             Accounts payable                             325,464            39,335            33,914           144,392
             Accrued expenses and other current
               liabilities                                (50,534)           76,693            98,794           (38,852)
                                                       ------------     ------------       ------------     ------------
                  Net cash used in operating
                     activities                          (498,119)         (342,929)          (85,317)         (119,901)
                                                       ------------     ------------       ------------     ------------
Cash flows from investing activities:
     Proceeds on sale of property and
         equipment                                          2,238                --                --             2,238
     Purchase of property and equipment                   (80,901)           (7,827)          (37,259)               --
                                                       ------------     ------------       ------------     ------------
                  Net cash provided by (used in)
                     investing activities                 (78,663)           (7,827)          (37,259)            2,238
                                                       ------------     ------------       ------------     ------------
Cash flows from financing activities:
     Proceeds from (repayments of) note payable
         - bank, net                                      193,170             1,031           (10,060)          163,590
     Proceeds from (repayments of) factor, net            434,856           434,172          (231,023)           28,311
     Payments of capital lease obligations                (17,967)           (4,419)           (9,895)          (14,754)
     Advances (repayments) to stockholder, net            (38,683)          (79,423)            3,558           (61,309)
     Deferred offering costs                                   --                --           (80,051)               --
     Proceeds from issuance of common stock
         and contribution of capital                           --                --           500,000                --
                                                       ------------     ------------       ------------     ------------
                  Net cash provided by financing
                       activities                         571,376           351,361           172,529           115,838
                                                       ------------     ------------       ------------     ------------
Effect of exchange rate changes on cash                     5,375              (527)              906             1,786
                                                       ------------     ------------       ------------     ------------
Net increase (decrease) in cash                               (31)               78            50,859               (39)
Cash, beginning of period                                     359               281               328               359
                                                       ------------     ------------       ------------     ------------
Cash, end of period                                     $     328         $     359         $  51,187         $     320
                                                       ============     ============       ============     ============


                             See accompanying notes.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                Consolidated Statements of Cash Flows (Concluded)





                Supplemental Disclosure of Cash Flow Information


                                                                      Year Ended
                                                         -----------------------------------      Nine Months Ended
                                                         February 28,      February 29,              November 30,
                                                                                             ----------------------------
                                                               2001         2000            2001               2000
                                                         ----------------------------------------------------------------
                                                                                        (Unaudited)        (Unaudited)
Cash paid during the period for:
           Interest                                      $  67,120        $  23,073       $  32,790           $ 50,384

      Supplemental Schedule of Non-Cash Investing and Financing Activities

During the years ended February 28, 2001 and February 29, 2000, the Company incurred capital lease obligations of $35,323 and $18,085, respectively, for new equipment.





                             See accompanying notes.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 1 - Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of iNLiTE Computers Incorporated ("iNLiTE"), a U.S. holding company, and its wholly-owned subsidiary iNLiTE Computers Limited, previously named CopyData Limited, ("CopyData"), a U.K. company, (collectively, the "Company") (see Note
11). CopyData is engaged in the supply of computer hardware and related products to educational and corporate markets throughout the United Kingdom. The Company operates as a single segment. All significant intercompany accounts and transactions have been eliminated in consolidation.

Note 2 - Summary of Significant Accounting Policies

         Basis of Presentation

         The financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

         Interim Financial Statements

         The interim financial statements at November 30, 2001 and for the nine months ended November 30, 2001 and 2000 are unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included. Results of interim periods are not necessarily indicative of results for the entire year.

         Foreign Currency Translation

         The assets and liabilities of CopyData are translated into U.S. dollars at exchange rates on the respective balance sheet date and revenue and expenses are translated at average exchange rates for the respective periods. The net exchange differences resulting from these translations are recorded as a translation adjustment which is a component of stockholders' equity. CopyData's functional currency is the British Pound Sterling.

         Inventory

         Inventory is stated at the lower of cost (first-in, first-out method) or market and consists entirely of finished goods.

         Deferred Offering Costs

           Professional fees associated with the registration of the Company's common stock have been capitalized and will be charged to stockholders' equity upon the effectiveness of the registration statement. If the registration statement does not become effective, such costs will be expensed.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 2 - Summary of Significant Accounting Policies (Continued)

         Property and Equipment

         Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by accelerated methods over the assets' estimated lives of five years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

         Revenue Recognition

         Products

         The Company recognizes revenue as products are shipped and title passes to the customer.

         Services

         The Company recognizes service revenue when the service is completed.

         Shipping and Handling Costs

         The Company includes shipping and handling costs in cost of goods sold.

         Warranty

         Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.

         Advertising Expenses

         Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the years ended February 28, 2001 and February 29, 2000 were approximately $5,000 and $1,000, respectively. Advertising expenses for the nine months ended November 30, 2001 and 2000 (unaudited) were approximately $8,000 and $3,000, respectively.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 2 - Summary of Significant Accounting Policies  (Continued)

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Net Income (Loss) per Common Share

         The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of stock options, warrants and convertible securities.

         Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At February 28, 2001 and November 30, 2001, management believes the fair value of all financial instruments approximated carrying value.

         New Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities
- Deferral of the Effective Date of SFAS Statement No. 133 - an Amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date of SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. Since inception, the Company has not entered into arrangements that would fall under the scope of SFAS 133 and related interpretations and amendments and thus, the Company believes that SFAS 133 will not significantly affect its financial condition and results of operations.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 2 - Summary of Significant Accounting Policies (Continued)

         New Accounting Pronouncements (Continued)

         In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 provides the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company has implemented the guidance in SAB 101 for all periods presented.

         On June 29, 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), was approved by FASB. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets, arising from these business combinations, will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The adoption of SFAS 141 will not have an effect on the earnings and financial position of the Company.

         On June 29, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), was approved by FASB. SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The adoption of SFAS 142 will not have an effect on the earnings and financial position of the Company.

         In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

         In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. The Company is currently assessing the impact of this new standard.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 3 - Property and Equipment

         Property and equipment consists of:

                                              February 28,             November 30,
                                                  2001                     2001
                                            ----------------        ------------------
                                                                         (Unaudited)
Office equipment                            $       154,841            $       167,285
Vehicles                                              5,798                     17,923
Leasehold improvements                               42,316                     48,546
Capitalized equipment                                50,357                     49,799
                                            ---------------            ---------------
                                                    253,312                    283,553
Less:  Accumulated depreciation and
   amortization                                      88,656                    112,282
                                            ---------------            ---------------
                                            $       164,656            $       171,271
                                            ===============            ===============

Note 4 - Note Payable - Bank

         CopyData has a L150,000 (approximately $217,000 at February 28, 2001 and $214,000 at November 30, 2001 (unaudited)) line of credit agreement with a commercial bank. Under the terms of the agreement, CopyData pays interest at 2.25% above the base rate (8% at February 28, 2001 and 6.25% at November 30, 2001 (unaudited)) on all amounts up to L150,000 and 4.25% above the base rate (10% at February 28, 2001 and 8.25% at November 30, 2001 (unaudited)) on all permitted borrowings greater than L150,000. These borrowings are guaranteed by the principal stockholder (limited to L50,000) and another stockholder (limited to L160,000) of the Company.

Note 5 - Due to Factor

         CopyData has a financing agreement with a commercial factor for borrowings based on a percentage of eligible accounts receivable. Under the terms of the agreement, CopyData pays interest at 1.8% above the base rate (7.55% at February 28, 2001). Borrowings under the line are secured by all of CopyData's assets. These borrowings are guaranteed by the principal stockholder (limited to L50,000).

         In June 2001, CopyData replaced its existing financing agreement by entering into a financing agreement with a new commercial factor for a maximum L750,000 line of credit (approximately $1,071,000 at November 30, 2001 (unaudited)) which expires in June 2002. The borrowings are based on a percentage of eligible accounts receivable. Under the terms of the agreement, CopyData pays interest at 2.25% above the base rate (6.25% at November 30, 2001 (unaudited)). Borrowings under the line are secured by all of CopyData's assets. These borrowings are guaranteed by the principal stockholder (limited to L150,000).

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 6 - Capital Lease Obligations

         Capital lease obligations consists of:


                                                                                          February 28,            November 30,
                                                                                                2001                 2001
                                                                                         -----------------       ----------------
                                                                                                                   (Unaudited)
               Capital lease obligation payable in quarterly
                  installments of approximately $2,700, including
                  interest of 17% and maturing in July 2003;
                  secured by specific equipment with a carrying
                  value of approximately $29,000 at February 28,
                  2001 and $23,000 at November 30, 2001
                  (unaudited)                                                                $     26,883            $     18,609

               Capital lease obligation payable in monthly
                  installments of approximately $500, including
                  interest of 13% and maturing in June 2002;
                  secured by specific equipment with a carrying
                  value of approximately $10,000 at February 28,
                  2001 and $8,000 at November 30, 2001
                  (unaudited)                                                                       8,245                   3,567
                                                                                             ------------            ------------
                                                                                                   35,128                  22,176
               Less:  Amount representing interest                                                  5,107                   2,383
                                                                                             ------------            ------------
                                                                                                   30,021                  19,793
               Less:  Current portion                                                              14,541                  12,324
                                                                                             ------------            ------------

                                                                                             $     15,480            $      7,469
                                                                                             ============            ============

               Maturities of capital lease obligations are as follows:

               Year Ending
               February 28,
               ------------
                    2002                                                                     $     14,541
                    2003                                                                           11,002
                    2004                                                                            4,478
                                                                                             ------------
                                                                                             $     30,021
                                                                                             ============


Note 7 - Due to Stockholder

         Amounts due to stockholder are non-interest bearing and due on demand.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 8 -   Income Taxes

         The provision for (benefit from) income taxes consists of the following:

                                                                       Year Ended
                                                         ------------------------------------         Nine Months Ended
                                                           February 28,     February 29,                  November  30,
                                                                                           -----------------------------------
                                                               2001           2000               2001                    2000
                                                         ----------------------------------------------------------------------
                                                                                                  (Unaudited)       (Unaudited)
     United Kingdom:

         Deferred                                           $ (19,062)      $ 9,454           $ (19,031)             $ (5,181)
                                                            =========       =======           =========              ========


         A reconciliation of the statutory United States income tax rate to the effective income tax rate is as follows:

                                                   Year Ended
                                           ---------------------------   Nine Months Ended
                                           February 28, February 29,          November 30,
                                                                      --------------------------
                                             2001         2000          2001          2000
                                            ----------------------------------------------------
                                                                    (Unaudited)    (Unaudited)
Statutory U.S. income tax rate              34.0%         34.0%         34.0%         34.0%
Income tax rate differential between
    the United States and the United
    Kingdom                                 (14.0)        (13.5)        (14.0)        (14.0)
Stock-based compensation and
    services                                  --            --          (7.8)           --
Other                                        1.5           1.0           1.1           1.5
                                            ----          ----          ----          ----

                                            21.5%         21.5%         13.3%         21.5%
                                            ====          ====          ====          ====


         Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Deferred income taxes result from the effects of net operating loss carryforwards that may be applied to future taxable income. At February 28, 2001, CopyData has a net operating loss carryforward in the United Kingdom of approximately $117,000 that can be carried forward indefinitely.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 9 - Concentration of Credit Risk and Major Customers

         Accounts Receivable

         Credit risk with respect to trade receivables is limited because a large number of geographically diverse customers make up the Company's customer base. The Company controls credit risk through its credit evaluation process, credit limits and monitoring procedures. Bad debt expenses have been insignificant, and generally, the Company does not require collateral or other security to support accounts receivable.

         Major Customers

         Sales to two customers accounted for approximately 35% and 42% of the total sales for the years ended February 28, 2001 and February 29, 2000, respectively. Sales to one and two customer(s) accounted for approximately 20% and 44% of the total sales for the nine months ended November 30, 2001 and 2000, respectively (unaudited).

Note 10 -  Commitments

         The Company leases its warehouse and office space from a stockholder of the Company under a non-cancellable operating lease which expires in 2018. The Company's future minimum lease payments, excluding escalation charges, are as follows:

         Year Ending
         February 28,
         ------------
            2002                                      $ 38,000
            2003                                        42,000
            2004                                        42,000
            2005                                        42,000
            2006                                        42,000
            2007 and thereafter                        506,000
                                                      --------
                                                      $712,000
                                                      ========

         Rent expense charged to operations for the years ended February 28, 2001 and February 29, 2000 was approximately $33,000 and $31,000, respectively. Rent expense for the nine months ended November 30, 2001 and 2000 (unaudited) was approximately $42,000 and $19,000, respectively. Included in rent expense for the year ended February 28, 2001 and for the nine months ended November 30, 2001 (unaudited) is approximately $5,000 and $17,000, respectively, of amounts paid to an unrelated party on a month-to-month lease.

                  iNLITE COMPUTERS INCORPORATED AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
  (Unaudited with respect to the nine months ended November 30, 2001 and 2000)


Note 11 - Subsequent Events

         Acquisition

         iNLiTE was incorporated in the State of Delaware on August 7, 2001 and merged effectively on August 9, 2001 with CopyData, a private company incorporated in England.

          Pursuant to this merger, iNLiTE issued 7,000,000 shares of its common stock for all of the common stock of CopyData. As a result of this acquisition, the sole stockholder of CopyData effectively acquired iNLiTE and control thereof. In conjunction with the exchange of shares, the then stockholder of iNLiTE gave 448,500 shares to certain employees and consultants valued at $56,000, the fair market value at the date of issuance. Accordingly, this acquisition has been accounted for as a reverse acquisition for financial statement purposes and the accompanying consolidated financial statements give effect to the merger for all periods presented. In addition, the then sole stockholder sold 500,000 shares of his common stock to outside investors for $250,000, of which he contributed the proceeds to the Company.

         Common Stock

         On August 9, 2001, iNLiTE sold 2,000,000 shares of its common stock to other investors for a total of $250,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:

            Securities and Exchange Commission
            Registration Fee ...........................     $     72.00
            Printing and Engraving Expenses..............      10,000.00
            Accounting Fees and Expenses.................      78,928.00
            Legal Fees and Expenses......................      75,000.00
            Blue Sky Fees and Expenses...................       5,000.00
            Transfer Agent's and Registrar's Fees and
            Expenses.....................................       1,000.00
                                                             -----------
                    Total................................    $170,000.00


ITEM 25.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      iNLiTE is required by its By-Laws and Certificate of Incorporation to protect from liability, to the fullest extent permitted by law, each person that iNLiTE is permitted to protect from liability. iNLiTE's Charter requires it to protect from liability such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

      Section 145 of the Delaware General Corporation Law permits iNLiTE to protect from liability its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of iNLiTE must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of iNLiTE. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

      In derivative actions, iNLiTE may only protect from liability its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to iNLiTE unless, and only to the extent that, the court in which the action was brought so determines.

      iNLiTE's Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to iNLiTE or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.


ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

      The following securities were issued by iNLiTE Computers Incorporated within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). All of these securities are considered to be restricted securities for the purposes of the Act. All certificates representing these issued and outstanding restricted securities of the company contain appropriate text detailing their restricted status and the company has issued "stop transfer" instructions to its transfer agent for these securities.

      1. On August 9, 2001, we entered into a share exchange with the stockholder of CopyData Limited, a company formed under the laws of United Kingdom and Wales ("CopyData"), pursuant to which we issued 7,000,000 shares of our common stock in exchange for 100 shares of CopyData's capital stock, which constitutes all of CopyData's issued and outstanding capital stock. All 7,000,000 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, CopyData became a wholly owned subsidiary of iNLiTE. The issuance of these shares was exempt from the registration requirements of the securities act under Regulation S as a transaction involving an offer and sale made outside of the United States. In conjunction with the exchange of shares, the then stockholder of iNLiTE gave 448,500 shares to certain employees and consultants.

      2. On August 9, 2001 we issued 2,000,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $250,000. No commissions were paid. All of the purchasers in the private offering were non "U.S. persons" as such term is defined in Rule 902(k)(1) of Regulation S. The issuance of these shares was exempt from the registration requirements of the securities act under Regulation S as a transaction involving an offer and sale made outside of the United States.


ITEM 27.    EXHIBITS AND SCHEDULES.

      2.1 Exchange Agreement dated as of August 9, 2001 between iNLiTE Computers Incorporated and Kevin O'Brien

      3.1 Certificate of Incorporation of iNLiTE Computers Incorporated filed with the Secretary of State of the State of Delaware on August 7, 2001

      3.2   By-laws of iNLiTE Computers Incorporated

      4.1 Form of Common Stock Certificate of iNLiTE Computers Incorporated


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
      4.2 Form of Preferred Stock Certificate of iNLiTE Computers Incorporated

      5     Opinion of Piper Rudnick LLP*

      10.1  Form of Employment Contract

      10.2 Syncline Industrial Properties Limited and Raleigh Court (Discovery Parle) Limited and Audio Connections Limited, Lease, dated 11th December 1998.

      10.3 Counterpart Lease between Eric O'Brien and CopyData, relating to Unit R17, Raleigh Court, Priestly Way, Crawley, West Sussex, dated May 1, 1997

      10.4 Service Level Agreement between CopyData and Gehis Limited, dated January 4, 2001

      10.5 All Assets Debenture given by CopyData in favor of GLE Invoice Finance Ltd. Regarding CopyData Limited, dated June 18, 2001

      10.6 GLE Invoice Finance Ltd. Factoring Agreement, executed June 18, 2001

      10.7  Form of Subscription Agreement

      21    Subsidiaries of the Company

      23.1  Consent of Mahoney Cohen & Company, CPA, P.C.

* To be filed by amendment.


ITEM 28.    UNDERTAKINGS.

      The undersigned Registrant undertakes:

      (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and

            (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement


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
relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant pledges to supplement the prospectus, after the expiration of the subscription period, to detail the results of the subscription offer, the transactions by the underwriter, during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering of the securities. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      (c) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

      (d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of April, 2002.

                                       iNLiTE COMPUTERS INCORPORATED


                                       By /s/ Kevin O'Brien
                                          ------------------------------
                                          Kevin O'Brien, President

      Each person whose signature appears below hereby constitutes and appoints Kevin O'Brien his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                           TITLE                   DATE

/s/Kevin O'Brien                   Director and President          April 29, 2002
-----------------------------      (Principal Executive Officer)
Kevin O'Brien

/s/Kevin O'Brien                   Director and Chairman           April 29, 2002
------------------------------
Eric O'Brien


/s/Kevin O'Brien                   Secretary and Treasurer         April 29, 2002
-----------------------------      (Principal Financial and
Richard Hands                      Accounting Officer)







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